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                [      ], 2003

                Board of Trustees
                Eclipse Ultra Short Duration Fund
BOSTON          Eclipse Funds
                51 Madison Avenue
                New York, New York 10010
BRUSSELS
                Board of Directors
                Eclipse Short Term Bond Fund
FRANKFURT       Eclipse Funds Inc.
                51 Madison Avenue
                New York, New York 10010
HARRISBURG


HARTFORD        Dear Ladies and Gentlemen:

                                You have requested our opinion regarding certain
LONDON          federal income tax consequences to the Eclipse Ultra Short
                Duration Fund ("Target"), a series of Eclipse Funds, a
                Massachusetts business trust ("Trust"), to the holders of the
LUXEMBOURG      shares of beneficial interest (the "shares") of Target (the
                "Target Shareholders"), and to the Eclipse Short Term Bond Fund
                ("Acquiring Fund"), a series of Eclipse Funds Inc., a Maryland
NEW YORK        corporation ("Company"), in connection with the proposed
                transfer of substantially all of the properties of Target to
                Acquiring Fund in exchange solely for voting shares of
NEWPORT BEACH   beneficial interest of Acquiring Fund ("Acquiring Fund Shares")
                and the assumption by Acquiring Fund of Target's liabilities, followed by the distribution of such Acquiring Fund Shares
PALO ALTO       received by Target in complete liquidation and termination of
                Target (the "Reorganization"), all pursuant to the Plan of Reorganization (the "Plan") dated as of September [ ], 2003,
PARIS           executed by Trust on behalf of Target and Company on behalf of
                Acquiring Fund.

PHILADELPHIA                    For purposes of this opinion, we have examined
                and rely upon (1) the Plan, (2) the Form N-14 filed by Acquiring
                Fund on [ ], 2003 with the Securities and Exchange Commission,
PRINCETON       (3) the related Proxy Statement dated [ ], 2003, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Company on behalf of
SAN FRANCISCO   Acquiring Fund, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Target, and (6) such other documents and
WASHINGTON      instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.





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                Board of Trustees
                [    ], 2003
                Page 2

                                This opinion is based upon the Internal Revenue
                Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

                Based upon the foregoing, it is our opinion that:

                1. The acquisition by Acquiring Fund of substantially all of the properties of Target in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Target followed by the distribution of Acquiring Fund Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Fund will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

                2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Fund pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Fund on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

                3. Acquiring Fund will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Fund Shares.

                4. The aggregated adjusted basis to Acquiring Fund of the properties of Target received by Acquiring Fund in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

                5. Acquiring Fund's holding periods with respect to the properties of Target that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

                6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Target shares.




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                Board of Trustees
                [    ], 2003
                Page 3

                7. The aggregate basis of the Acquiring Fund Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

                8. A Target Shareholder's holding period for the Acquiring Fund Shares received by the Target Shareholder in the transaction will include the holding period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

                                We express no opinion as to the federal income
                tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

                Very truly yours,












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